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                                  ITRON, INC.
                             2818 N. SULLIVAN ROAD
                                 P.O. BOX 15288
                         SPOKANE, WASHINGTON 99216-1897

RE: ITRON, INC. OFFER TO EXCHANGE NEW 6 3/4% CONVERTIBLE
     SUBORDINATED NOTES DUE 2004 FOR ORIGINAL 6 3/4% CONVERTIBLE
    SUBORDINATED NOTES DUE 2004

To: Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     Itron, Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in an Offering Circular dated February 11, 1999 (the "Offering Circular"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") up to $15,840,000 of its new 6 3/4% Convertible Subordinated Notes Due 2004 (the "Exchange Notes") for up to $22,000,000 of its outstanding 6 3/4% Convertible Subordinated Notes Due 2004 (the "Original Notes"). The Exchange Offer is being made in order to reduce the outstanding long-term debt of the Company and to reduce the Company's debt service obligations. As set forth in the Offering Circular, while the interest rate and maturity of the Exchange Notes are identical to the Original Notes, other important terms, such as the conversion price, differ. The Exchange Offer is subject to certain conditions that are described in the Offering Circular under "The Exchange Offer -- Conditions to and Amendment of Exchange Offer."

     We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

          1. Offering Circular dated February 11, 1999;

          2. The Letter of Transmittal for your use and for the information (or the use, where relevant) of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Time (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. Return envelopes addressed to Chase Manhattan Bank and Trust Company, National Association, the Exchange Agent for the Original Notes.

     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 12, 1999, UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION TIME"). THE ORIGINAL NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION TIME. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD ORIGINAL NOTES IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD ORIGINAL NOTES REGISTERED IN THEIR OWN NAMES AS QUICKLY AS POSSIBLE.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or an Agent's Message (as defined in the Letter of Transmittal) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offering Circular under the heading "The Exchange Offer -- How to Tender." The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of an Exchange Offer or the acceptance hereof would not be in compliance with the laws of such jurisdiction.
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     If holders of Original Notes wish to tender but it is impracticable for them to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular under "The Exchange Offer -- How to Tender."

     The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Original Notes. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of the Original Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 9 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Company, at the address and telephone number set forth in the Offering Circular under "The Exchange Offer -- Where to Obtain Additional Information."

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

                                          Very truly yours,

                                          Itron, Inc.

Enclosures

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